Calculation of Filing Fee Tables
S-8
WASTE MANAGEMENT INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	3,000,000	$ 193.91	$ 581,730,000.00	0.0001381	$ 80,336.91
Total Offering Amounts:						$ 581,730,000.00		$ 80,336.91
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 80,336.91
Offering Note
[1]	Represents 3,000,000 shares of Common Stock reserved for issuance under the Waste Management, Inc. Employee Stock Purchase Plan, as amended and restated May 12, 2026 (the "ESPP"). Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act") solely for the purpose of calculating the registration fee, on the basis of the average of the high and low sales prices of the Common Stock as reported on the NYSE on July 30, 2026, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the ESPP. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of Common Stock that become issuable under the ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction pursuant to the adjustment or antidilution provisions thereof.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources